                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made this 26th day of August, 1997 by and between Advanced Communication Systems, Inc., a Delaware corporation ("ACS"), and REMEC, Inc., a California corporation ("REMEC"), and shall be deemed effective (and the "Purchase" (as defined below) shall be deemed to have occurred) as of the date hereof, as among the parties hereto, upon the satisfaction and/or waiver of the conditions to closing set forth in Sections 6 and 7 hereof.

                                    RECITALS

         WHEREAS REMEC owns all of the "RFM Shares" (as defined in Section 3.3), consisting of 1,000 shares of the common stock of RF Microsystems, Inc. ("RFM"), a California corporation; and

         WHEREAS, ACS desires to purchase, and REMEC desires to sell, the RFM Shares.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.       PURCHASE AND SALE OF SHARES

         1.1 Purchase and Sale Obligation. REMEC shall sell the RFM Shares to ACS, and ACS shall purchase the RFM Shares from REMEC (the "Purchase"), on the terms and conditions contained in this Agreement.

         1.2 Purchase Price. The purchase price which ACS shall pay to REMEC for the RFM Shares is Five Million Dollars ($5,000,000.00) (the "Purchase Price"). The parties acknowledge that the Purchase Price is based upon a presumed RFM net worth as of August 1, 1997 of at least $1,621,066, as determined in accordance with generally accepted accounting principles ("GAAP"). At the Closing, ACS shall pay to REMEC, by wire transfer of immediately available funds, the Purchase Price.

         1.3 Certificate Delivery Requirements. At the Closing, REMEC shall deliver to ACS the certificates (the "Certificates") representing the RFM Shares, duly endorsed in blank by REMEC, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at REMEC's expense, affixed and canceled. REMEC shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the Stock Powers accompanying such Certificates.

         1.4 Section 338(h)(10) Election. REMEC agrees, if so directed by ACS, to join with ACS in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding elections under state, local, or foreign tax law)

(collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the RFM Shares hereunder. REMEC shall pay any "Tax" (as defined in Section 3.22(e) below), including any liability of RFM for Tax resulting from application to it of applicable regulations, attributable to the making of the
Section 338(h)(10) Election and will indemnify ACS and RFM against any "Losses" (as defined in Section 8.2 below) arising out of any failure to pay such Tax. REMEC shall also pay any state, local or foreign Tax (and indemnify ACS and REMEC against any Losses arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the RFM Shares hereunder.

2.       CLOSING

         2.1 Closing. The purchase and sale of the RFM Shares and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Venable, Baetjer and Howard, LLP, 2010 Corporate Ridge, Suite 400, McLean, Virginia 22180 on September 12, 1997; provided, however, that all conditions to Closing shall have been satisfied or waived, or at such other time and date as the parties may mutually agree, which date shall be referred to as the "Closing Date."

3.       REPRESENTATIONS AND WARRANTIES OF REMEC

         REMEC represents and warrants to ACS as follows:

         3.1 Due Organization. Each of RFM and REMEC is a corporation duly organized, validly existing and is in good standing under the laws of the State of California, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted and as proposed to be conducted. RFM is qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a "Material Adverse Effect" (as defined below). Schedule 3.l hereto contains a list of all jurisdictions in which RFM is qualified to do business as a foreign corporation. RFM has delivered to ACS true, complete and correct copies of its charter and bylaws, each as amended to date. Such charter and bylaws, as amended to date, are collectively referred to as the "Charter Documents." RFM has previously made available to ACS true, correct and complete copies of its corporate minute books, which include copies of all minutes of all actions of its board of directors and shareholders and a stock ledger setting forth the record ownership of all outstanding shares of RFM's capital stock. The term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of RFM.

         3.2 Authorization; Validity. REMEC has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by REMEC and the performance by REMEC of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of REMEC. This Agreement is a legal, valid and binding obligation of REMEC, enforceable against REMEC in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.3 Capital Stock of RFM. The authorized capital stock of RFM consists of 1,000,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding (the "RFM Shares"). All of the RFM Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by REMEC free and clear of all liens, encumbrances and claims of every kind. All of the RFM Shares were offered, issued, sold and delivered by RFM in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares was issued in violation of any preemptive rights created by statute, or by the Charter Documents or by any agreement to which RFM may be bound. None of the RFM Shares were issued pursuant to awards, grants or bonuses. None of the RFM Shares are subject to repurchase upon termination of employment.

         Other than as described in this Section 3.3, there are no outstanding shares of RFM common stock, preferred stock or any other equity securities of RFM, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which RFM or REMEC are a party or by which RFM or REMEC may be bound that do or may obligate RFM to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of RFM common stock, preferred stock or other equity securities or that do or may obligate RFM to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of RFM or any other securities of RFM. Other than as provided in or contemplated by this Agreement, neither RFM nor REMEC have, or prior to the Closing Date will have, become party to or subject to any contract or obligation wherein any person has a right or option to purchase or acquire any rights in any additional capital stock or securities of RFM. Neither the voting stock structure of RFM nor the relative ownership of RFM's capital stock has been altered or changed in contemplation of the Sale.

         3.4 Subsidiaries. RFM has no subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is RFM, directly or indirectly, a participant in any joint venture, partnership or other entity.

         3.5     [reserved]

         3.6 No Conflicts. Except as set forth in Schedule 3.6 hereto, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not:

                 (a) conflict with, or violate any provision of the Charter Documents the charter or bylaws of REMEC as now in effect;

                 (b)      except for the "RFM Third Party Consents" (defined in
Section 3.16) listed on Schedule 3.16 hereto, conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation or imposition of any lien, charge or encumbrance on any of the properties of RFM or REMEC pursuant to any material agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which either is a party or by which RFM or REMEC or any of their property or assets may be bound or affected; or

                 (c) to the knowledge of REMEC, conflict with or result in a violation of any law, statute, order, judgment, rule, regulation, decree or ordinance applicable to RFM or REMEC or by which any of their properties or assets is bound or affected.

         3.7 No Defaults. RFM is not, nor has it or REMEC received notice that it is or would be with the passage of time, (a) in violation of any provision of its Charter Documents or (b) in default or violation of any term, condition or provision of (i) any judgment, decree, order, injunction or stipulation applicable to RFM or (ii) any material agreement, note, mortgage, indenture, contract, lease, sublease or instrument, permit, concession, franchise or license to which RFM is a party or by which RFM or its properties or assets may be bound.

         3.8 Required Governmental Filings and Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any consent, approval, authorization or permit of, or filing with or notification to, any United States, federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body ("Governmental Authority"), except where the failure to obtain such consents, approvals, authorization or permits, or to make such filings or notifications, would not prevent or delay consummation of the Sale or otherwise prevent REMEC from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect.

         3.9 Financial Statements. Schedule 3.9 includes (a) true, complete and correct copies of the audited consolidated Balance Sheet for REMEC and its subsidiaries (including RFM) as of January 31, 1997 (the end of REMEC's most recent completed fiscal year), and audited consolidated Statements of Income, Cash Flows and Retained Earnings for REMEC and its subsidiaries (including RFM) for the year ended January 31, 1997 (collectively, the "Year-End REMEC Financials"), (b) true, complete and correct copies of the audited Balance Sheet for RFM only as of December 31, 1995 and Statements of Income, Cash Flows and Retained Earnings for RFM only for the period then ended (collectively, the "Original RFM Financials") and (c) true, complete and correct copies of the unaudited Balance Sheet for RFM only (the "Interim Balance Sheet") as of August 1, 1997 (the "Interim Balance Sheet Date") and Statements of Income, Cash Flows and Retained Income for RFM as of the Interim Balance Sheet Date (collectively, the "Interim RFM Financials") (the Interim RFM Financials, together with the REMEC Year-End Financials and the Original RFM Financials, the "Financial

Statements"). The Financial Statements have been prepared in accordance with GAAP, consistently applied and fairly present the financial position of, as the case may be, RFM only or REMEC and its subsidiaries (including RFM) on a consolidated basis, as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the Interim RFM Financials to normal year-end audit adjustments and the omission of complete footnote information. Since the Interim Balance Sheet Date, there have been no material changes in REMEC's accounting policies.

         3.10    Liabilities and Obligations.

                 (a) Subject to Section 3.29, RFM has no material liabilities, except for liabilities:

                          (i)     reflected on the Interim Balance Sheet and
not previously paid or discharged; and

                          (ii)    those liabilities incurred since the Interim
Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

For purposes of this Section 3.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, inchoate or not, liquidated or unliquidated, secured or unsecured.

                 (b) Prior to Closing REMEC shall have delivered to ACS a schedule of all outstanding liabilities of RFM as of the Interim Balance Sheet Date.

         3.11 Accounts and Notes Receivable. The receivables of RMF included in the Interim Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet. Allowances for doubtful accounts and warranty returns of RFM are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of RFM. The receivables of RFM arising after the Interim Balance Sheet Date and prior to the Closing arose or will arise in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of RFM. To the knowledge of REMEC, none of the receivables of RFM is subject to any claim of offset, recoupment, set off or counterclaim and neither RFM nor REMEC has any knowledge of any facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No amount of receivables are contingent upon the performance by RFM of any obligation or contract. No person has any lien on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables. Schedule
3.11 sets forth an aging of accounts receivable of RFM as of the Interim Balance Sheet Date in the aggregate and by customer (0-3 days, 31-60 days, 60-90 days and greater than 90 days), and indicates for each category the respective amounts of allowances for doubtful accounts. Schedule 3.11 also lists all amounts of accounts receivable which are subject to warranty claims by customer, including detailed information regarding warranty claims made within the last year, the type and amounts of such claims, and all pending authorized product returns.

         3.12 Inventories. The inventories of RFM included in the Interim Balance Sheet ("Inventories") were valued at cost or market, whichever is lower, with adequate allowances for excess and obsolete materials and materials below standard quality, in accordance with GAAP consistently applied. The quality and quantity of the Inventories are such that the Inventories are readily usable and salable in the normal course of business of RFM, except such amounts as are reserved on the Interim Balance Sheet in accordance with GAAP consistently applied and in accordance with the past practice of RFM. All items included in such Inventories are owned by RFM, except for sales made subsequent to the Interim Balance Sheet Date in the ordinary course of business, for all of which either the purchaser has made full payment or the purchaser is obligated to make payment and such obligation is an asset of RFM in accordance with GAAP consistently applied. Schedule 3.12 lists all Inventories materially in excess of reasonable estimated requirements for RFM based on current operations for the next three months.

         3.13 Governmental Permits and Licenses. RFM owns or holds all material licenses, franchises, permits and other authorizations required by Governmental Authorities, including without limitation permits (including, without limitation, all permits and approvals of Governmental Authorities necessary for the continued occupancy, use and operation of each of the "Leased Premises" as defined in Section 3.15(a)), titles (including, without limitation, motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates required to conduct its business as currently being conducted or as proposed to be conducted (the "Material Permits"). The Material Permits are valid and in full force and effect, and RFM has not received any notice that any Governmental Authority intends to modify, cancel, terminate or not renew any Material Permit. RFM has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to RFM by any Material Permit.

         3.14    Environmental Matters.

                 (a) No substance that is regulated by any Governmental Authority or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material") is present in, on, under or adjacent to any property that RFM has at any time owned, operated, occupied or leased (including both the land and improvements thereon) and to the knowledge of RFM and REMEC, no reasonable likelihood exists that any Hazardous Material will come to be present in, on, or under any properties leased or used at any time (including both land and improvements thereon) by RFM.

                 (b) RFM does not and has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, in violation of any applicable statute, rule, regulation, order or law.

                 (c) No permits, consents, waivers, exemptions, licenses, approvals and other authorizations are required to be obtained by it under the laws of any Governmental Authority relating to land use, public and employee health and safety, pollution or protection of the environment (collectively, "Environmental Laws"). RFM has been and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Neither RFM nor REMEC has received any notice or is aware of any past or present condition or practice of the businesses conducted by RFM which forms or could be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation (collectively "Environmental Claims") against RFM (or against any person or entity whose liability for any Environmental Claims RFM has retained or assumed either contractually or by operation of law), arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by RFM.

                 (d) RFM does not own, operate or maintain any underground storage tanks on any property owned, operated, occupied or leased by RFM, and to RFM's and REMEC's knowledge, no underground storage tanks are present at any property owned, operated, occupied or leased at any time by RFM.

         3.15    Real and Personal Property.

                 (a) RFM does not own any real property. Schedule 3.15(a) sets forth a list of all real property leases, subleases, licenses or similar agreements ("Leases") to which RFM is a party (copies of which have previously been furnished to ACS), in each case setting forth (A) the landlord and tenant or sublessor and sublessee, as applicable, thereof and the date and term of each of the Leases, (B) the legal description or street address of each property covered thereby, and (C) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). The Leases are in full force and effect and have not been amended except as set forth on Schedule 3.15(a), all amount due thereunder have been timely paid and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. There is no breach or, to the knowledge of REMEC, anticipated breach by any other party to such Leases. With respect to each of the Leased Premises:

                          (i)       RFM has valid leasehold interests in the
Leased Premises, which leasehold interests are free and clear of any material liens, covenants and easements or title defects of any nature whatsoever;

                          (ii)      To the knowledge of REMEC, the portions of
the buildings located on the Leased Premises that are used in the business of RFM are each in good repair and condition (including, without limitation, the electrical, mechanical, HVAC, plumbing, elevator, other building systems and structural components serving such premises, and the roofs are water-tight), and are in the aggregate sufficient to satisfy RFM's current and reasonably anticipated normal business activities as conducted thereat;

                          (iii)     Each of the Leased Premises (A) has direct
access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of RFM's business as presently conducted at such premises; and (B) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such premises;

                          (iv)      RFM and REMEC have not received notice of
(A) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and, to the knowledge of REMEC, no such proceeding is contemplated by any Governmental Authority; or (B) any special assessment which may affect any of the Leased Premises, and, to the knowledge of REMEC, no such special assessment is contemplated by any Governmental Authority;

                          (v)       To the knowledge of REMEC, each of the
Leased Premises, including all buildings located thereon, conform to all material requirements of any underlying covenants, conditions, restrictions and encumbrances, all insurance underwriter's requirements, all applicable rules, regulations, statutes, ordinances, laws and building codes, (collectively, "Laws");

                          (vi)      To the knowledge of REMEC, there are no
Laws under active consideration by any Governmental Authority which could require RFM to make any expenditure in excess of $25,000 to modify or improve the Leased Premises to bring them into compliance therewith; and

                          (vii)     Neither RFM nor REMEC has received any
notice from any insurance company of any defects or inadequacies in the Leased Premises or any part thereof which could adversely affect the insurability of the Leased Premises or the premiums for the insurance thereof.

                 (b) Schedule 3.15(b) sets forth an accurate list of all personal property included in "depreciable plant, property and equipment" on the Interim Balance Sheet and all other personal property owned or leased by RFM with a value in excess of $10,000 (a) as of the

Interim Balance Sheet Date and (b) acquired since the Interim Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of RFM. Except as set forth in Schedule 3.15(b), none of RFM's owned or leased real property, or personal property is currently owned, or were formerly owned, by REMEC or business or personal affiliates of RFM or REMEC. All of the trucks and other material machinery and equipment of RFM are in good working order and condition, ordinary wear and tear excepted. All leases to which RFM is a party are in full force and effect and constitute valid and binding agreements of RFM and, to the knowledge of RFM and REMEC, the other parties thereto in accordance with their respective terms. All fixed assets used by RFM that are material to the operation of its business are either owned by RFM or leased under an agreement listed on Schedule 3.15(b). Schedule 3.15(b) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, which if pursued by RFM would require additional material expenditures of capital. Except as set forth on Schedule 3.15(b), RFM has good and marketable title to all of its assets free from all liens, charges, pledges, security interests, claims and encumbrances of every kind.

         3.16    Material Contracts.  Schedule 3.16 lists and describes:

                 (a) Any union contract or any employment or consulting contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by RFM on 30 days' notice or less without penalty or obligation to make payments related to such termination;

                 (b) Any plan, contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing or the like;

                 (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

                 (d) Any existing distribution agreement, volume purchase agreement, or other similar agreement (but excluding individual customer purchase orders) in which the annual amount involved in fiscal 1997 exceeded or is expected to exceed in fiscal 1998 $25,000 in aggregate amount or pursuant to which RFM has granted or received most favored nation pricing provisions or exclusive marketing rights related to any product, group of products or territory;

                 (e) Any individual customer purchase order for the sale of goods or services in excess of $25,000;

                 (f) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

                 (g) Any contract containing covenants purporting to limit in any way the freedom of RFM to compete in any line of business in any geographic area;

                 (h) Any agreement of indemnification other than those entered in connection with the sale of RFM products in the ordinary course of business;

                 (i) Any agreement, contract or commitment relating to capital expenditures and which involve future payments individually in excess of $5,000 or in the aggregate in excess of $10,000 by RFM;

                 (j) Any agreements, contracts or commitments relating to the disposition or acquisition of any assets, including any intangible assets or "RFM Intellectual Property Rights" (as defined in Section 3.17(a)), (other than Inventory) which involve payments individually in excess of $10,000 or in the aggregate in excess of $25,000 by RFM;

                 (k) Any purchase orders or contracts for the purchase of raw materials which involve payments individually in excess of $10,000 or in the aggregate in excess of $25,000;

                 (l) Any governmental contracts subject to price redetermination or renegotiation; and

                 (m) Any other agreement, contract or commitment which is material to RFM.

The agreements described at Sections 3.6(a) through (n) above are hereinafter referred to as the "Material Contracts."

         Each Material Contract is valid and binding on RFM and is in full force and effect and, to the knowledge of REMEC, is not subject to any default thereunder by any party obligated to RFM pursuant thereto. RFM does not intend to cancel, withdraw, modify or amend any such Material Contract and, to the knowledge of REMEC, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend any Material Contract.

         RFM has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers, approvals, "change of name agreements" and/or novation agreements of all parties to any Material Contracts required in connection with any of the transactions contemplated hereby, or as are advisable or required by any Governmental Authority or other third party in order that any such Material Contract remain in effect without modification after the Sale and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("RFM Third-Party Consents"). All RFM Third-Party Consents are listed on Schedule 3.16.

         3.17    Intellectual Property.

                 (a) Except as set forth on Schedule 3.17, RFM owns, or is licensed or otherwise entitled to exercise all rights under or with respect to all United States and foreign patents, patent applications, trademarks, trade names, service marks, copyrights, and any applications therefor, formulae, processes, designs, schematics, compositions, ideas, technology, know-how and tangible or intangible proprietary information, trade secrets or materials employed in the operation of the business of RFM as currently conducted or as currently proposed to be conducted (the "Intellectual Property Rights"). RFM has, or, prior to the Closing will have, entered into a confidentiality and invention assignment agreement, in the form provided to ACS prior to the Closing, with each of its officers and directors, and with each of the employees and consultants listed on Schedule 3.17 hereto, providing RFM, to the extent permitted by applicable law, with title and ownership to Intellectual Property Rights conceived, developed, reduced to practice by or at the direction of such person, solely or jointly, during the period of employment by RFM (the "Inventions Agreements"). Each Invention Agreement shall continue to bind such continue officers, directors, employees and consultants listed on
Schedule 3.17 hereto, shall inure to the benefit of RFM, and otherwise shall continue in full force and effect following the Sale. Schedule 3.17 lists all of the patents, trademarks, works of authorship, registered and unregistered copyrights, registered and unregistered trademarks, trade names and service marks, and any applications therefor, which relate to or are a part of RFM's products or services (the "RFM Intellectual Property Rights"), and specifies the jurisdictions in which each such issuance and registration has been filed, including the respective registration or application numbers, together with a list of all of RFM's currently marketed products and an indication as to which, if any, of such products have been registered for copyright protection with the United States Copyright Office and any foreign offices. Except as set forth on
Schedule 3.17 (i) no person has any rights to use any of RFM Intellectual Property Rights; and (ii) RFM has neither granted to any person, nor permitted any person to retain any rights in RFM Intellectual Property Rights.

                 (b) Schedule 3.17 includes and specifically identifies all third-party patents, trademarks, works of authorship, registered and unregistered copyrights, registered and unregistered trademarks, trade names and service marks, and any applications therefor (the "Third-Party Intellectual Property Rights") which are incorporated in, are, or form a part of, any RFM product or service. Schedule 3.17 lists (i) any requests RFM has received to make any such registration, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements as to which RFM is a party and pursuant to which any person is authorized to use any of RFM Intellectual Property Rights or any trade secret that is material to RFM; and (iii) all material licenses, sublicenses and other agreements as to which RFM is a party and pursuant to which RFM is authorized to use any Third-Party Intellectual Property Rights, or trade secret of a third party in or as any product or service, and includes the identity of all parties thereto and a description and statement as to the status of the applicable royalty thereof. Schedule 3.17 includes copies of RFM's standard license agreements and lists all other agreements with respect to which RFM indemnifies third parties against intellectual property infringement.

         RFM is not, nor as a result of the execution and delivery of this Agreement or the performance of REMEC's obligations hereunder will be, in violation of any license, sublicense or other agreement applicable to it. Except as set forth on Schedule 3.17, RFM is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Intellectual Property Rights, and has sole and exclusive rights in respect thereof, and is not contractually obligated to pay any compensation to any third party. After the Closing, RFM will continue to own or have the exclusive right to use, sell, license and dispose of and the exclusive right to bring actions for infringement of and otherwise exercise all RFM Intellectual Property Rights.

                 (c) No claims with respect to RFM Intellectual Property Rights have been asserted, have been threatened or, to the knowledge of REMEC, are likely to be threatened, by any person. In addition, to the knowledge of REMEC no grounds exist for any claims now or in the future (i) to the effect that any business of RFM as currently conducted or proposed to be conducted infringes on or misappropriates any patents, works of authorship, registered and unregistered copyrights, registered and unregistered trademarks, trade name, service marks, trade secrets, tangible and intangible proprietary information and technical know-how and any applications (except any patent applications) therefor in which a third party has any rights or (ii) challenging the ownership, validity or effectiveness of any of RFM Intellectual Property Rights. No RFM Intellectual Property Right is subject to any lien, encumbrance or other security interest. RFM does not know of any fact that would render RFM Intellectual Property Rights invalid. There is no material unauthorized use, infringement or misappropriation of any of the RFM Intellectual Property Rights by a present employee of RFM. To REMEC's knowledge, there is no material unauthorized use, infringement or misappropriation of any of RFM Intellectual Property Rights by any third party, including any former employee of RFM. There is no material unauthorized use, infringement or misappropriation of any of the Third-Party Intellectual Property Rights by RFM or by any third party, including any present or former employee of RFM. No RFM Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof by RFM. RFM has not entered into any agreement to indemnify any other person against any charge of infringement relating to any Intellectual Property Right. To the knowledge of RFM and REMEC, no employee of RFM is in violation of any term of any confidentiality or invention assignment agreement, employment contract (whether written or verbal), patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with RFM or any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by RFM.

         3.18 Insurance. Schedule 3.18 sets forth an accurate list, as of the Interim Balance Sheet Date, of all insurance policies covering RFM or its property and all insurance loss runs or workmen's compensation claims received for the past two policy years. Attached to Schedule 3.18 are true, complete and correct copies of the summaries from the insurance company of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and RFM is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of RFM. REMEC knows of no threatened termination of or material premium increase with respect to, any of such policies.

         3.19 Compensation; Employment Agreements. Schedule 3.19 sets forth an accurate list, as of the date hereof, of all officers, directors and key employees of RFM listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person as of (a) the Interim Balance Sheet Date and (b) the date hereof. RFM has provided to ACS true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on
Schedule 3.19.

         3.20    Employee Benefit Plans.

                 (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active, former or retired employee or consultant of RFM, any subsidiary of RFM or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with RFM within the meaning of Section 414 of the Code, or with respect to which RFM has or may in the future have liability, are listed on Schedule 3.20 (the "Plans"). Copies of all such written plans and summaries of any other plans which cover active, former or retired employees or consultants of RFM or any subsidiary of RFM have been provided to ACS. To the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, and any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. RFM has furnished or made available to ACS copies of the most recent Internal Revenue Service determination letter and Form 5500 for the most current Plan year with respect to any such Plan subject to Section 401(k) of the Code. No Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither RFM nor any of its affiliates has been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA. Neither RFM nor any officer or director of RFM has incurred any liability or penalty under Section 4971 through 4980E of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of REMEC is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.
Schedule 3.20 includes a listing of the accrued vacation liability of RFM as of the Interim Balance Sheet Date.

                 (b) RFM is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of RFM is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of REMEC, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of REMEC, threatened labor dispute involving RFM and any group of its employees nor has RFM experienced any labor interruptions over the past three years, and RFM considers its relationship with its employees to be good.

                 (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of RFM under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.21    Conformity with Law; Litigation.

                 (a) RFM is in compliance and has conducted its business in all material respects so as to comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against RFM or against any of its properties or businesses or against REMEC. Without limiting the generality of the foregoing, RFM has not violated any United States and foreign import and export control laws and regulations, export licensing laws and regulations and customs regulations (including its obligations under the Foreign Corrupt Practices Act) applicable to RFM. RFM has not been cited by the United States Department of Commerce, the United States Customs Service or any other relevant Governmental Authority for any violation of United States laws or regulations relating to importing or exporting of products, materials or services. Schedule 3.21 contains a summary of any violation of, or conflict with, any applicable statute, law, rule, regulation, ruling, order, judgment or decree of which such Governmental Authority has notified RFM, including any of the foregoing relating to Environmental Laws.

                 (b) There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of REMEC, threatened, against RFM or REMEC, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. Schedule
3.21 sets forth with respect to each pending action, suit, proceeding, claim, arbitration or investigation to which RFM is a party, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. Except as stated in Schedule 3.21, REMEC is not aware of any reasonable basis for any other such litigation. Schedule 3.21 accurately describes all product liability claims made against RFM since inception.

         3.22    Taxes.

                 (a) All "Tax" (as defined below in Section 3.22(e)) returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any "Taxing Authority" (as defined below) with respect to any Taxable period ending on or before the Closing Date, by or on behalf of RFM (collectively, the "RFM Returns"), have been or will be filed when due (including any extensions of such due date), and all such RFM Returns are true and correct. The Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the Interim Balance Sheet Date and RFM has not and will not incur any Tax liability in excess of the amount reflected on the Interim Balance Sheet with respect to such periods. All information set forth in the notes to the Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

                 (b) No material Tax liability has been incurred since the Interim Balance Sheet Date other than in the ordinary course of business and adequate provision has been or will be made for all Tax liabilities incurred since that date in accordance with GAAP on at least a quarterly basis. RFM has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld.

                 (c) There is no claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of REMEC, threatened against or with respect to RFM in respect of any Tax or assessment. Neither RFM, nor any person on behalf of RFM, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for Taxes upon the assets of RFM except liens for current Taxes not yet due. Except as may be required as a result of the Sale, RFM has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending on or after the Closing pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing. Except as set forth on Schedule 3.22(c) (which shall set forth the type of return, date filed, and date of expiration of the statute of limitations), the statute of limitations for the assessments of federal, state, local or foreign income taxes has expired for all Tax returns of RFM or such returns have been examined by the appropriate taxing authority for all periods through December 31, 1993.

                 (d) There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of RFM that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 162 or 404 of the Code. Other than pursuant to this Agreement, RFM is not a party to or bound by (or will prior to the Closing Date become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than RFM.

                 (e) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

         3.23 Absence of Changes. Since the Interim Balance Sheet Date, except as contemplated herein or as set forth on Schedule 3.23 there has not been:

                 (a) any change that by itself or together with other changes, has had a Material Adverse Effect;

                 (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of RFM;

                 (c) any change in the authorized capital of RFM or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                 (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of RFM;

                 (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by RFM to any of its officers, directors, REMEC, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                 (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of RFM;

                 (g) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to RFM, including without limitation any indebtedness or obligation of REMEC or any affiliate thereof;

                 (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of RFM or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                 (i)      any waiver of any material rights or claims of RFM;

                 (j) any breach, amendment or termination of any Material Contract or material license, permit or other right of RFM;

                 (k) any transaction by RFM outside the ordinary course of business;

                 (l) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by RFM or the revaluation by RFM of any of its assets;

                 (m) any creation or assumption by RFM of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for taxes not yet due and payable);

                 (n) any entry into, amendment of, relinquishment, termination or non-renewal by RFM of any Material Contract;

                 (o) any violation of or conflict with any applicable laws, statutes, orders, rules and regulations promulgated or judgment entered by any Governmental Authority which, individually or in the aggregate, materially and adversely affects (or, insofar as REMEC knows, might reasonably be expected to materially and adversely affect) RFM;

                 (p) the commencement or notice or, to the knowledge REMEC, threat of commencement of any lawsuit or proceeding against or investigation of RFM or any of its affairs;

                 (q) any agreement or arrangement made by RFM or REMEC to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made; or

                 (r) negotiation or agreement by RFM or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with ACS and its representatives regarding the transactions contemplated by this Agreement).

         3.24 Bank Accounts; Powers of Attorney. Schedule 3.24 sets forth an accurate list, as of the date of this Agreement, of the following: (a) the name of each financial institution in which RFM has any account or safe deposit box; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each person authorized to draw thereon or have access thereto. Schedule 3.24 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from RFM and a description of the terms of such power.

         3.25 Customers; Backlog; Returns and Complaints. Schedule 3.25 sets forth the customers of RFM which represented 5% or more of RFM's revenues for RFM's last fiscal year ("Significant Customers"). RFM has not received any written notices threatening the termination or amendment of the contracts of such Significant Customers, nor does REMEC have reason to believe that RFM is at risk of losing any of its Significant Customers by virtue of RFM's performance under such contracts. As of the date hereof, RFM has no material backlog of customer orders.

         3.26 Brokers; Finders. Neither REMEC nor RFM has made any commitments to pay any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement to any agent, broker, investment banker or other firm or person.

         3.27 Interests of Officers. Neither REMEC nor any of RFM's officers or directors have any interest, either directly or indirectly, in any property, real or personal, tangible or intangible, used in or pertaining to RFM's business, including any interest in RFM Intellectual Property Rights, except for rights as a shareholder and except for rights under any Plan. Neither REMEC nor any employee, officer or director of RFM, or their spouses or children, is indebted to RFM for borrowed money, nor is RFM indebted to any of them for borrowed money.

         3.28 Disclosure. No representation or warranty made by REMEC in this Agreement, nor any financial statement, other written financial information or schedule, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by RFM, REMEC or their representatives or agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in the light of the circumstances under which they were furnished. There is no event, fact or condition that has caused, or that reasonably could be expected to cause, a Material Adverse Effect, that has not been set forth in this Agreement. The financial projections relating to RFM which were delivered to ACS prior to the date of this Agreement, including without limitation those set forth at Section 6.10 hereof (collectively, the "Financial Projections") constitute REMEC's and RFM's best estimate of the information purported to be shown therein and were prepared in good faith based upon reasonable assumptions, and each believes that there is a reasonable basis for such Financial Projections. REMEC is not aware of any fact or information that would lead it to believe that the Financial Projections are misleading in any material respect.

         3.29 Absence of Claims Against RFM. As of the Closing, REMEC has no claims against RFM and prior to the Closing Date RFM shall have discharged all liabilities owing to REMEC or any affiliate of REMEC and REMEC and any such affiliate shall have discharged all liabilities owing to RFM.

         3.30    [reserved]

         3.31 Prior Conduct of Business. Since the Interim Balance Sheet Date, RFM has:

                 (a) carried on its business in substantially the same manner as it had prior to such date and has not introduced any material new method of management, operation or accounting;

                 (b) maintained its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                 (c) performed all of its obligations under agreements relating to or affecting its respective assets, properties or rights, and operated, managed and maintained the Leased Premises in the usual and customary manner for similar properties;

                 (d) kept in full force and effect present insurance policies or other comparable insurance coverage;

                 (e) used all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, customers and others having business relations with it;

                 (f) maintained compliance in all material respects with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts and Governmental Authorities;

                 (g) maintained present debt and lease instruments and not enter into new or amended debt or lease instruments; and

                 (h) maintained present salaries and commission levels for all officers, directors, employees and agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice.

         3.32 Liabilities to Government Agencies. There are no liabilities of RFM to any agency of the United States Federal Government in connection with acquisition by any Governmental Authority of supplies and/or services from RFM as may result from audits or investigations of the cognizant Governmental Authority, including without limitation the DCAA, GSA, OFCCP, Inspector General or other similar investigative body.

         3.33 Liabilities Relating to RFM's Former "Radio Products Division." There are no liabilities of RFM to any third party relating to the business of RFM's former "radio products division."

         3.34 Cost Allowability. All costs (both direct and/or indirect) charged to RFM by REMEC or any of its affiliates pursuant to any existing subcontract agreements are allowable in accordance with applicable cost accounting standards.

4.       REPRESENTATIONS OF ACS

         ACS represents and warrants to REMEC as follows:

         4.1 Due Organization. ACS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ACS has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. ACS is qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have an "ACS Material Adverse Effect" (as defined below). The term "ACS Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of ACS and its subsidiaries taken as a whole.

         4.2 Authorization; Validity of Obligations. The representatives of ACS executing this Agreement have all requisite corporate power and authority to enter into and bind ACS to the terms of this Agreement. ACS has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by ACS and the performance by ACS of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of ACS. This Agreement is a legal, valid and binding obligation of ACS enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, will not;

                 (a) conflict with, or violate any provision of the charter or bylaws of ACS as now in effect;

                 (b) conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation or imposition of any lien, charge or encumbrance on any of the properties of ACS pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which it is a party or by it or any of its property or assets may be bound or affected; or

                 (c) conflict with or result in a violation of any law, statute, order, judgment, rule, regulation, decree or ordinance applicable to ACS or by which any of its properties or assets is bound or affected.

         4.4 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of ACS, threatened, against ACS which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

         4.5 Brokers; Finders. ACS has not made any commitments to pay any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement to any agent, broker, investment banker or other firm or person.

         4.6 Investment Purpose. ACS is purchasing the RFM Shares for investment only and not with a view to resale in connection with any distribution of the RFM Shares, except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and all other applicable securities laws. ACS is an "accredited investor" within the meaning of Regulation D under the Securities Act.

5.       COVENANTS

         5.1     Access to Information; Confidentiality.

                 (a) Between the date of this Agreement and the Closing Date, REMEC will cause RFM will afford to the officers and authorized representatives of ACS access to (a) all of the sites, properties, books and records of RFM and (b) such additional financial and operating data and other information as to the business and properties of RFM as ACS may from time to time reasonably request, including without limitation access upon reasonable request to RFM's employees, customers and vendors for due diligence inquiry. REMEC will, and will cause RFM to, cooperate with ACS, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Sale.

                 (b) Before the Closing, REMEC shall cause RFM to provide to ACS true, correct and complete copies of all Leases.

                 (c) REMEC recognizes and acknowledges that it and RFM have had in the past, currently have, and in the future may possibly have, access to certain confidential information of RFM and ACS, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of RFM's and ACS's respective businesses. REMEC agrees that it will not disclose confidential information with respect to RFM or ACS to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of ACS and to counsel and other advisers; provided, however, that such advisors (other than counsel) agree to the confidentiality provisions of this Section 5.1(c), unless (i) such information becomes known to the public generally through no fault of REMEC, (ii) disclosure is required by law or the order of any Governmental Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; and provided further, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, REMEC shall, if possible, give prior written notice thereof to ACS and provide ACS with the opportunity to contest such disclosure.

                 (d) ACS recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain confidential information of RFM and REMEC, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of RFM's and REMEC's respective business. ACS agrees that, prior to the Closing, it will not disclose confidential information with respect to RFM to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of RFM and REMEC and to counsel and other advisers and that they will not disclose confidential information with respect to REMEC to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of RFM and REMEC and to counsel and other advisers; provided, however, that such advisers (other than counsel) agree to the confidentiality provisions of this Section 5.1(d), unless (i) such information becomes known to the public generally through no fault of ACS, (ii) disclosure is required by law or the order of any Governmental Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; and provided further, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, ACS shall, if possible, give prior written notice thereof to RFM and REMEC and provide RFM and REMEC with the opportunity to contest such disclosure.

         5.2 Conduct of Business Pending Closing. Between the date hereof and the Closing Date, REMEC shall cause RFM to:

                 (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                 (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                 (c) perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights, and operate, manage and maintain the Leased Premises in the usual and customary manner for similar properties;

                 (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

                 (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, customers and others having business relations with it;

                 (f) maintain in all material respects compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts and Governmental Authorities;

                 (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments;

                 (h) maintain present salaries and commission levels for all officers, directors, employees and agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice; and

                 (i) promptly notify ACS in writing if any material change occurs in the occupancy or conditions of or affecting any Leased Premises.

         5.3 Prohibited Activities. Between the date hereof and the Closing Date, REMEC will not, without the prior written consent of ACS, permit RFM to:

                 (a) make or permit to be made any change in its Charter Documents, or authorize or propose the same;

                 (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

                 (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

                 (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business (consistent with past practice) in an amount not in excess of $10,000, including contracts to provide services to customers;

                 (e) increase the compensation payable or to become payable to any officer, director, REMEC, employee or agent; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any employee benefit plan; or grant any severance or termination pay;

                 (f) create or assume any mortgage, pledge or other lien or encumbrance upon any of RFM's assets or properties, whether now owned or hereafter acquired, except for such liens and encumbrances for taxes, assessments, or other charges incurred in the ordinary course of its business that are not yet due and payable and which do not, in the aggregate, materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

                 (g) sell, assign, lease, sublease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

                 (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to RFM;

                 (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                 (j) waive any material rights or claims of RFM, provided that RFM may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                 (k) commit a breach of or amend or terminate any Material Contract or material permit, license or other right of RFM;

                 (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with RFM or any officer, director or shareholder of RFM or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

                 (m) commence a lawsuit other than for routine collection of bills;

                 (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

                 (o) make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material tax accounting method other than in the ordinary course of business and consistent with past practice, change any material tax accounting method, file any material tax return (other than any estimated tax returns, payroll tax returns or sale tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of ACS;

                 (p) convey, sublease or assign all or any portion of any Leased Premises or any interest or rights therein, commit any waste or nuisance on any Leased Premises, make any material changes in the construction or condition of any Leased Premises, or modify, terminate or exercise any option or right to extend the term of, or expand the Leased Premises under, any Lease;

                 (q) permit any of the registrations for any RFM Intellectual Property Rights listed on Schedule 3.17 to lapse or go abandoned including by failing to pay any renewal or maintenance fees required to maintain such RFM Intellectual Property Rights;

                 (r) fail to take any action necessary in the ordinary course to preserve or acquire rights in any Intellectual Property Rights used in, or necessary to the business of RFM, including by failing to make the timely application for a patent, copyright or trademark with respect to such Intellectual Property Rights;

                 (s) license or otherwise grant to any person any rights in RFM Intellectual Property Rights of RFM; or

                 (t) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.3(a) through (s) above, or any action which would make any of the representations and warranties of RFM and REMEC contained in this Agreement untrue or result in any of the conditions set forth in Sections 6 and 7 not being satisfied.

         5.4 No Shop. Neither REMEC, RFM, nor any agent, officer, director or any other representative of RFM or REMEC will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person other than ACS relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, RFM or a merger, consolidation or business combination of RFM. In addition to the foregoing, if RFM or REMEC receives any unsolicited offer or proposal relating to any of the above, REMEC shall immediately notify ACS thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

         5.5 Notice to Bargaining Agents. Prior to the Closing Date, REMEC shall cause RFM to satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide ACS with proof that any required notice has been sent.

         5.6 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.6 shall not, without the express written consent of the other parties, be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Sections 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.7     Cooperation in Obtaining Required Consents and Approvals.
Each party hereto shall cooperate in obtaining all consents and approvals required by Section 6.5, including without limitation the RFM Third-Party Consents set forth on Schedule 3.16 (all of which shall nonetheless continue to be the responsibility of REMEC), and those consents and approvals required by
Section 7.4, including without limitation ACS Third-Party Consents (all which shall nonetheless continue to be the responsibility of ACS).

         5.8 Tax Returns. REMEC shall cause RFM to timely file all federal and state income tax returns for taxable periods ending on or prior to the Closing Date and have paid or will pay all Taxes attributable to such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by ACS. After the Closing Date, ACS and RFM, on the one hand, and REMEC, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of RFM for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

         5.9     [reserved]

         5.10 COBRA Compliance. REMEC agrees that it shall be liable for and hereby assumes the obligation to comply with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA with respect to "qualifying events" which occur on or before the Closing Date with respect to any current or former employees of RFM and their respective "qualified beneficiaries."

         5.11 REMEC Facility. Within ninety (90) days after the Closing, the operations and property of RFM located at 9454 Chesapeake Drive, San Diego, California 92123, leased by REMEC as lessee, shall be removed from such location at the sole expense of RFM.

         5.12 REMEC Wireless Support Agreement. The parties agree that the Memorandum of Agreement dated July 31, 1996 between RFM and REMEC Wireless, Inc., a wholly-owned subsidiary of REMEC, a copy of which has been provided to ACS, shall continue in full force and effect following the Closing.

         5.13 Insurance. REMEC shall not terminate or permit to be terminated any of the insurance policies listed on Schedule 3.18 covering RFM or its property, with respect to each such policy, for a period of thirty (30) days following the Closing or until such policy is earlier terminated, replaced or renewed by ACS.

         5.14 Tax Returns. REMEC shall use reasonable efforts to obtain and provide to ACS true and correct copies of all material Tax Returns of RFM, and, as reasonably requested by ACS, prior to or following the date hereof, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

         5.15 Financial Statement Adjustments. The parties agree that REMEC shall make no contribution of assets or liabilities to RFM except for certain intangible assets valued at no more than $3,000,000 relating to REMEC's acquisition of RFM, which contribution shall be made prior to the Closing Date. The parties agree that such contribution shall occur only with the prior written consent of ACS, which consent shall not be unreasonably withheld or delayed.

         5.16 Cost Allowability. All costs (both direct and/or indirect) to be charged to RFM by REMEC or any of its affiliates pursuant to any existing subcontract agreements shall be allowable in accordance with applicable cost accounting standards.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF ACS

         The obligation of ACS to purchase the RFM Shares is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

         6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of REMEC contained in this Agreement shall be true, correct and complete on and as of the date of this Agreement and the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by RFM and REMEC on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by REMEC shall have been delivered to ACS.

         6.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Sale, or limiting or restricting ACS's conduct or operation of the business of RFM (or its own business) following the Sale shall be in effect, nor shall any proceeding brought by a Governmental Authority, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against ACS, REMEC or RFM, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of RFM.

         6.3 Employment Agreements. Each of Ara Sagerian and Dwayne Junker shall have terminated their employment with REMEC and shall have entered into employment agreements with ACS and/or RFM containing the basic terms and conditions set forth on Schedule 6.3 hereto and otherwise in form and substance satisfactory to Messrs. Sagerian and Junker and ACS (the "Employment Agreements").

         6.4 Opinion of Counsel. ACS shall have received an opinion from counsel to RFM and REMEC, dated the Closing Date, in form and substance reasonably satisfactory to ACS.

         6.5 Consents and Approvals. All necessary consents of or filings with any Governmental Authority or third party (including without limitation any RFM Third-Party

Consents) relating to the consummation by REMEC of the transactions contemplated hereby shall have been obtained and made. RFM shall also have received, if and to the extent required under each of the Leases, the written consent and approval of a landlord, mortgagee or any other party to any "assignment" of the Lease arising from the Sale.

         Notwithstanding (i) that one or more consents of or filings with any Governmental Authority or third party (including without limitation any RFM Third-Party Consents) shall not have been obtained or made prior to the Closing Date, (ii) that one or more of such consent or filings shall not have been requested or required by any Governmental Authority or third party prior to the Closing Date or (iii) that ACS shall have agreed under this Section 6 to purchase the RFM Shares, REMEC shall nevertheless continue to be obligated, following the Closing Date, at its sole cost and expense and for no further consideration from ACS, to use reasonable efforts to obtain or make any such consent of or filing with any Governmental Authority or third party as shall be necessary to effectuate the purposes of this Agreement.

         6.6 Charter Documents. Each of RFM and REMEC shall have delivered to ACS (a) a copy of its charter, as amended, certified by an appropriate authority in the State of California and (b) a copy of its bylaws, as amended, certified by the Secretary of RFM or REMEC (as the case may be).

         6.7     [reserved]

         6.8     [reserved]

         6.9 No Material Adverse Change. No material adverse change in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of RFM shall have occurred; and ACS shall have received a certificate signed by REMEC dated the Closing Date to such effect.

         6.10    [reserved]

         6.11    [reserved]

         6.12 Releases and Lien Terminations. ACS shall have received all releases and UCC-3 termination statements duly executed and delivered by RFM's secured creditors which will, when filed with the appropriate filing office(s), release all liens and encumbrances against its assets identified on Schedule 3.15(b) hereto.

         6.13 Evidence of Authorization. ACS shall have received copies of all corporate action taken by REMEC to authorize this Agreement and the transactions contemplated hereby, certified as of the Closing Date and including a certification as to the incumbency and signature(s) of the person(s) authorized to execute and deliver or furnish such documents and all related materials and information.

         6.14 Allocation of Purchase Price. The parties shall have agreed upon an allocation of the Purchase Price based on an unaudited Balance Sheet for RFM only (the "Execution Date Balance Sheet") as of the date hereof, such Execution Date Balance Sheet to be prepared by REMEC and delivered to ACS.
Such allocation shall be revised by ACS, with prior written consent of REMEC (which consent shall not be unreasonably withheld or delay), to account solely for any changes in the amount of the "Aggregate Consideration" (as defined below) and any changes in the amount or character of assets occurring between the date hereof and the date of the Closing Date Balance Sheet. For purposes of this Agreement, the term "Aggregate Consideration" shall mean the sum of the Purchase Price and any liabilities of RFM shown on the Closing Date Balance Sheet. The parties agree that such allocation, as adjusted pursuant to the immediately preceding sentence, is fair and equitable. The parties further agree to act in a manner consistent with such allocation for all purposes, including the filing and preparation of all federal, state and local tax returns filed by them subsequent to the Closing Date, the preparation and filing of Internal Revenue Service Form 8594 with respect to the transactions contemplated by this Agreement, and the determination by REMEC of taxable gain or loss of the RFM Shares and the determination by ACS of its tax basis with respect to the RFM Shares.

         6.15 Closing Date Balance Sheet. REMEC shall have delivered to ACS an unaudited Balance Sheet of RFM only as of the Closing Date (the "Closing Date Balance Sheet") and Statements of Income, Cash Flows and Retained Income for RFM as of Closing Date (collectively, the "Closing Date Financial Statements"). REMEC represents and warrants to ACS that as of the Closing Date, such Closing Date Financial Statements will be true, complete and correct, will have been prepared in accordance with GAPP, consistently applied, and will fairly present the financial position of RFM as of the Closing Date.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF REMEC

         The obligation of REMEC to sell the RFM Shares is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

         7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of ACS contained in this Agreement shall be true, correct and complete on and as of the Closing Date as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by ACS on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of ACS shall have been delivered to REMEC.

         7.2 Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Sale, or limiting or restricting ACS's conduct or operation of the business of RFM (or its own business) following the Sale shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against

ACS, REMEC or RFM, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of ACS and its subsidiaries taken as a whole.

         7.3 Employment Agreement. ACS shall have afforded Ara Sagerian and Dwayne Junker an opportunity to enter into the Employment Agreements.

         7.4 Consents and Approvals. All necessary consents of and filings with any Governmental Authority or third party relating to the consummation by ACS of the transactions contemplated herein shall have been obtained and made.

         7.5 Evidence of Authorization. REMEC shall have received copies of all corporate action taken by ACS to authorize this Agreement and the transactions contemplated hereby, certified as of the Closing Date and including a certification as to the incumbency and signature(s) of the person(s) authorized to execute and deliver or furnish such documents and all related materials and information.

         7.6 Allocation of Purchase Price. The parties shall have agreed upon an allocation of the Purchase Price based on the Execution Date Balance Sheet. Such allocation shall be revised by ACS, with prior written consent of REMEC (which consent shall not be unreasonably withheld or delay), to account solely for any changes in the amount of the Aggregate Consideration and any changes in the amount or character of assets occurring between the date hereof and the date of the Closing Date Balance Sheet. The parties agree that such allocation, as adjusted pursuant to the immediately preceding sentence, is fair and equitable. The parties further agree to act in a manner consistent with such allocation for all purposes, including the filing and preparation of all federal, state and local tax returns filed by them subsequent to the Closing Date, the preparation and filing of Internal Revenue Service Form 8594 with respect to the transactions contemplated by this Agreement, and the determination by REMEC of taxable gain or loss of the RFM Shares and the determination by ACS of its tax basis with respect to the RFM Shares.

8.       INDEMNIFICATION

         8.1 Survival. Except with respect to Sections 3.14 ("Environmental Matters"), 3.20 ("Employee Benefit Plans"), 3.22 ("Taxes"),
3.32 ("Liabilities to Government Agencies") and 3.34 ("Cost Allowability") of this Agreement, all representations and warranties contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing.
All covenants contained in this Agreement likewise shall survive the Closing but shall not be subject to the limitation on survival set forth in the preceding sentence. Representations and warranties made in Sections 3.14, 3.22, 3.32 and 3.34 of this Agreement shall survive for three (3) years from the Closing Date. Representations and warranties made in Section 3.22 of this Agreement shall survive until the third (3) anniversary of the filing by REMEC or RFM of U.S. federal income tax returns reporting income, deductions, gains, losses and credits of RFM for the period February 1, 1997 to the Closing Date. So long as a claim arising out of a breach of a representation or warranty is made prior to the expiration of such representation or warranty indemnification may be had (subject to the other provisions of this Section 8) notwithstanding that the scope of loss may not be determined, remedial work completed or claim otherwise resolved prior to such expiration.

         8.2 Indemnity. Each party hereto (the "Indemnifying Party") shall indemnify and hold the other parties hereto (each, an "Indemnified Party") harmless to the extent provided in this Section 8 from and against any and all losses, liabilities, claims, disputes, proceedings, demands, cost unallowability determinations, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable fees and disbursements of attorneys, accountants, or other professional advisors relating to investigation, prosecution, negotiation, defense, settlement, or appeal) (the foregoing referred to individually as a "Loss" and collectively as "Losses") resulting from or arising out of (i) any breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered by the Indemnifying Party or its representative(s) in connection with this Agreement or (ii) the nonperformance, partial or total, of any covenant of the Indemnifying Party contained in this Agreement. In connection with any litigation with respect to this Agreement, it is expressly understood and agreed that any diminution in the value of RFM's business being acquired hereunder, by reason of any of the foregoing, shall be deemed a "Loss" to ACS for purposes of this indemnity. Without limiting the foregoing, REMEC's indemnification liabilities arising from Section 3.22 of this Agreement shall include Losses consisting of any and all Taxes of RFM with respect to any period (or any portion thereof) up to and including the Closing Date, except for Taxes of RFM that are reflected as current or deferred liabilities for Taxes on the Interim Date Balance Sheet.

         8.3 Notice of Claim. If an Indemnified Party makes any claim against an Indemnifying Party for indemnification, such claim shall be in writing and shall state in general terms the facts upon which the Indemnified Party makes such claim. In the event of any claim or demand asserted against the Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within 15 days after receipt of notice from the Indemnified Party indicating whether the Indemnifying Party intends to assume the defense of such claim or demand. Notwithstanding such assumption, the Indemnified Party shall have the right to participate in such defense, by written notice given to the Indemnifying Party within 15 days from the date of the Indemnifying Party's notice, provided that such participation shall be at the expense of the Indemnified Party unless there is a conflict of interest between the Indemnified Party and the Indemnifying Party, in which case the cost of such participation (including attorneys' fees for counsel selected by the Indemnified Party) shall be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense and the Indemnified Party elects not to participate, the Indemnifying Party shall have the right fully to control and to settle the proceeding. If the Indemnified Party elects to participate in such defense, the parties shall cooperate in the defense of the proceeding, and shall not settle the same without the consent of each, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects not to assume the defense, the Indemnified Party shall have the right to do so (at the expense of the Indemnifying Party), and may settle the same without the consent of the Indemnifying Party.

         8.4 Limitation. Notwithstanding the above, the aggregate amount of REMEC's liability under this Section 8 shall not exceed the Purchase Price.

9.       NONCOMPETITION

         9.1     Prohibited Activities.  REMEC shall not, for a period of three
(3) years following the Closing Date, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, business or other entity of whatever nature:

                 (a) engage, as a shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the current business of RFM;

                 (b) call upon any person who is, at that time, an employee of ACS or RFM for the purpose or with the intent of enticing such employee away from or out of the employ of ACS or RFM; or

                 (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of RFM for the purpose of soliciting or selling products or services in competition with RFM.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit REMEC from acquiring as an investment not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.

         9.2 Damages. Because of the difficulty of measuring economic losses to ACS as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to ACS for which it would have no other adequate remedy, REMEC agrees that the foregoing covenant may be enforced by ACS in the event of breach by REMEC, by injunctions and restraining orders.

         9.3 Reasonable Restraint. The parties agree that the foregoing covenants in this Section 9 impose a reasonable restraint on REMEC in light of the activities and business of ACS on the date of the execution of this Agreement and the current plans of ACS; but it is also the intent of ACS and REMEC that such covenants be construed and enforced in accordance with the changing activities and business of ACS throughout the term of this covenant. The parties further agree that in the event REMEC shall enter into a business or pursue other activities not in competition with ACS or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 9.1(a), REMEC shall not be chargeable with a violation of this Section 9 if ACS shall thereafter enter the same, similar or a competitive
(a) business, (b) course of activities or (c) location, as applicable.

         9.4 Severability; Reformation. The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         9.5 Independent Covenant. All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of REMEC against ACS, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by ACS of such covenants. It is specifically agreed that the period of three (3) years stated at Section 9.1, during which the agreements and covenants of each REMEC made in this Section 9 shall be effective, shall be computed by excluding from such computation any time during which REMEC is found by a court of competent jurisdiction to have been in violation of any provision of this Section 9. The covenants contained in
Section 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

         9.6 Materiality. REMEC hereby agrees that the covenants set forth in this Section 9 are a material and substantial part of the transactions contemplated by this Agreement.

         9.7 Specific Performance. Because of the difficulty of measuring economic losses to RFM and/or ACS as a result of a breach of the restrictive covenants set forth in this Section 9, and because of the immediate and irreparable damage that would be caused to RFM and/or ACS for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to RFM and/or ACS at law or in equity, ACS shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

10.      GENERAL

         10.1    [reserved]

         10.2 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

                 (a)      by mutual consent of ACS and REMEC; or

                 (b) by REMEC or by ACS if the Closing shall not have occurred on or before September 12, 1997; provided, however, that the right to terminate this Agreement under this Section 10.2(b) shall not be available to either party whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                 (c) by REMEC or by ACS if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

                 (d)      [reserved]; or

                 (e) by REMEC or by ACS if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Sale; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Sale by any Governmental Authority which would make the consummation of the Sale illegal.

         10.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.2, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors, stockholders or members. Notwithstanding the foregoing sentence, (i) the provisions of this Section 10.3, Sections 5.1(c) and (d) (confidentiality) and the other provisions of Section 10 (including without limitation brokers and expenses), shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and
(iii) in the event of termination of this Agreement pursuant to Section 10.2(c) above, then notwithstanding the provisions of Section 10.9 below, the breaching party shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

         10.4 Cooperation. REMEC and ACS, for no further consideration, shall each deliver or cause to be delivered to the other on the Closing Date, and either before of after the Closing Date at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the President or Chief Financial Officer of RFM will execute any documentation reasonably required by ACS's independent public accountants (in connection with such accountant's audit of RFM) or the Nasdaq National Market. Without limitation of the foregoing, REMEC will cooperate and use its reasonable efforts to cause its present officers, directors and employees cooperate with ACS before, on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date and ACS will cooperate and use its reasonable efforts to cause its present officers, directors and employees cooperate with REMEC before, on and after the Closing Date in furnishing any such information to employees of REMEC and/or RFM who will be continuing employment with RFM after the sale, regarding such continued employment. Without limitation of the foregoing, in connection with any securities filing required of ACS as a result of the Sale, (i) REMEC will cooperate and use its reasonable efforts to assist ACS and RFM in the preparation of audited and unaudited (as required) financial statements for RFM and (ii) REMEC will use its reasonable efforts to cause its accountants, Ernst & Young LLP, at ACS's sole cost and expense, to assist ACS and RFM in the preparation of such financial statements.

         10.5 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of ACS, and the heirs and legal representatives of REMEC.

         10.6 Entire Agreement. This Agreement (which includes the Schedules and Annexes hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         10.7 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

         10.8    [reserved]

         10.9 Expenses. ACS has and will pay the fees, expenses and disbursements of ACS and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. REMEC has and will pay the fees, expenses and disbursements of REMEC and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement.

         10.10 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:
         If to ACS, to:

                 Advanced Communication Systems, Inc.
                 10089 Lee Highway
                 Fairfax, Virginia  22030
                 Attn:  Dev Ganesan, Chief Financial Officer
                 Fax No.:  (703)385-8684

                 with a required copy to:

                 Venable, Baetjer and Howard, LLP
                 2010 Corporate Ridge, Suite 400
                 McLean, Virginia  22180
                 Attn:  Joseph C. Schmelter, Esq.
                 Fax No.:  (703)821-8949

         If to REMEC, to:

                 REMEC, Inc.
                 9404 Chesapeake Drive
                 San Diego, California  92123
                 Attn:  Thomas A. George
                 Fax No.:  (619)560-4512
                 Marked:   ADDRESSEE ONLY
                           PERSONAL AND CONFIDENTIAL

                 with a copy to:

                 Heller Ehrman White & McAuliffe
                 601 S. Figueroa Street
                 40th Floor
                 Los Angeles, California  90017
                 Attn:  Victor A. Hebert, Esq.
                 Fax No.:  (213)614-1868

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         10.11 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions.

         10.12 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.4.

         10.13 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, member, employee, partner of any party hereto or any other person or entity.

         10.14 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

         10.15 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         10.16 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         10.17 Public Disclosure. Prior to the Closing Date, no party shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by ACS and REMEC in writing. Each party agrees to keep the others apprised in advance of any planned disclosure of the subject matter of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         ADVANCED COMMUNICATION SYSTEMS, INC.



                         By:
                            -------------------------------------
                            George A. Robinson
                            President and Chief Executive Officer


                         REMEC, INC.



                         By:
                            -------------------------------------
                            Name:
                            Title: